EXHIBIT 10.57


                         LOAN AGREEMENT (LINE OF CREDIT)

In Panama City, Republic of Panama, on the eighteenth (18) day of June, nineteen hundred and ninety-seven, by and between the undersigned, JUAN ANTONIO NINO, a Panamanian male of legal age, married, a banker, a resident of this city, bearer of personal identification card number eight - one hundred and sixty-four - one thousand nine hundred and twenty-two (8-164-1922), acting on behalf and in representation of BANCO CONFEDERADO DE AMERICA LATINA S.A. (COLABANCO), a company duly incorporated and registered in file two hundred and sixty-one thousand seven hundred and thirty-six (261736), roll thirty-five thousand nine hundred and thirty-seven (35937), image zero, zero, zero, two (0002), Microfilm Section (Commercial) of the Public Registry, being its General Manager and Universal Agent and duly empowered for this act, as evidenced in file two hundred and sixty-one thousand seven hundred and thirty-six (261736), roll fifty-one thousand two hundred and twenty-one (51221), image zero, zero, zero two (0002), Microfilm Section (Commercial) of the Public Registry, hereinafter referred to as THE BANK, party of the first part; and DAVID DJEMAL HOMSANY, a Panamanian male of legal age, married, a businessman, a resident of this city and bearer of personal identification card number eight - two hundred and fifty
- nine hundred and thirty-four (8-250-934), acting on behalf and in representation of EZCONY TRADING CORP., a company duly incorporated and registered in file ninety-three thousand two hundred and thirteen (93213), roll nine thousand and sixty-one (9061), Image zero, zero, twenty-five (0025), Microfilm Section (Commercial) of the Public Registry, duly empowered for this act, as evidenced in the Minutes of Special Stockholders' Meeting and who shall hereinafter be the BORROWER, party of the second part, it is hereby agreed in this document to enter into a line of credit agreement according to the following clauses: FIRST: THE BANK states that on this day, it has granted BORROWER credit facilities under the modality of a line of credit up to a limit of ONE MILLION DOLLARS (US$1,000,000), which is national tender in the Republic of Panama (hereinafter DOLLARS), to be used by BORROWER as working capital for a Stand By Letter of

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Credit in favor of Sony Corporation Panama: opening a letter of credit and financing of same and of merchandise, through advances represented by promissory notes. SECOND: BORROWER may dispose of the entire amount referred to as the limit of this line of credit by making partial withdrawals, provided he leaves with THE BANK and to its favor a promissory note or promissory notes for a maximum term of one hundred and eighty (180) days, during which time the payments to be made will be set; service payments shall be monthly and consecutive service and payment of principal, at the end of the one hundred and eighty days.
THIRD:   To make use of this line of credit, BORROWER shall fill out and sign the forms which THE BANK has available to BORROWER for this purpose.
FOURTH: BORROWER shall have a maximum term of one hundred and eighty (180) days, as of the date of disbursement, to repay the sum of money disbursed by THE BANK with respect to each promissory note.
FIFTH:   BORROWER shall pay THE BANK for the promissory notes, commissions, interest and current expenses at the time of each operation. Additionally, BORROWER undertakes to pay an amount equal to one per cent (1%) as applicable commitment commission, at each disbursement. Moreover, BORROWER undertakes to pay a half-yearly commission equal to one per cent (1%) for the Letter of Credit in favor of Sony Corporation Panama.
SIXTH:   BORROWER undertakes to pay to THE BANK the sums of money disbursed by the latter, on the payment due dates agreed to in each promissory note, as stipulated in this agreement. If such periods of the promissory notes expire and such sums have not been repaid to THE BANK, the line of credit shall be automatically closed and BORROWER's obligations under this agreement shall be considered due, giving rise to collection through the courts of any amounts that according to THE BANK's books may be owing by BORROWER for principal and interest, plus costs and expenses caused.
SEVENTH: BORROWER undertakes to maintain a current account with an average of five (5) low figures in THE BANK throughout the entire duration of these agreements or during such time as BORROWER has an outstanding balance.

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EIGHTH:  THE BANK is expressly authorized by BORROWER to make such payments from the aforementioned current account on expiry of the payments set out in the promissory notes and those referred to in this agreement.
NINTH:   (INTEREST) BORROWER states that it shall undertake to pay monthly to
THE BANK or to the order of same, eleven per cent (11%) annual interest on the outstanding balance of the Letter of Credit and working capital, reviewable at THE BANK's sole option and discretion, according to the costs of funding same, per monthly payments due; the first service payment shall be made thirty (30) days after disbursement and subsequent payments thirty (30) days after the first until payment has been made in full. It is also hereby agreed that THE BANK may charge higher interest than set out in this clause when it should so decide and one or several times, provided that such interest is not higher than the maximum allowed by the Banking Law of the Republic of Panama. In the event that THE BANK decides to increase the agreed interest, it shall so inform BORROWER; if, within the ten (10) days following such notice, BORROWER has not objected in writing, THE BANK shall have the right to charge such increased interest. If, on the contrary, BORROWER does not accept the increase, the loan or credit shall be considered due and the outstanding balance payable within the ten (10) days following the date on which BORROWER notified its objection. It is additionally agreed that THE BANK may reduce the increased interest rate, whenever it should deem it advisable and at its sole discretion, in accordance with this clause to a rate which THE BANK may consider appropriate. To this end, THE BANK shall notify BORROWER in writing of its decision to reduce the interest rate.
Likewise, THE BANK shall be empowered to increase the reduce interest rate another or several times to the maximum interest allowed to Banks in the Republic of Panama, according to the procedure established in this clause. In addition, BORROWER undertakes to pay to THE BANK the Special Interest Compensation Fund (F.E.C.I.) which at the date of this agreement has been set at one per cent (1%) and, in future, to pay the interest rate which from time to time may be set by the National Banking Commission for this purpose. Interest rate, including F.E.C.I., is twelve per cent (12%).

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TENTH:   It is clearly understood by THE PARTIES that the aforementioned promissory notes are a simple means to facilitate the payments and that consequently, shall not constitute a substitute for the obligations assumed under this agreement.
ELEVENTH: The amount of the loans granted shall not exceed the limit set out in the first clause of this agreement, but THE BANK may at any time reduce this amount, terminate this agreement or modify the interest rate or any other stipulation by giving written notice by letter, telegram or telex addressed to BORROWER at the address it shall notify to THE BANK. BORROWER shall pay THE BANK the opening commissions immediately upon opening of the credit and in due course, the interest agreed in each case, according to this document.
TWELFTH: Throughout such time as the obligations assumed under this agreement are outstanding, BORROWER undertakes:
a) To present to THE BANK such reports on its financial situation as THE BANK may request; it is under the obligation to deliver its audited financial statements within the one hundred and twenty (120) days following the close of the fiscal year, and additionally, interim reports not later than sixty (60) days after the first semester.
b) To allow BANK-appointed auditors to inspect its accounting and inventory records, the cost being covered by BORROWER.
c)       To continue to carry out the business it is currently involved in.
THIRTEENTH: THE BANK may declare due all of BORROWER's obligations assumed and arising under this agreement and consequently, demand the immediate payment of outstanding balances in the event that:
a) BORROWER ceases to supply THE BANK with the necessary information required by the latter regarding the financial situation of the business and any other necessary information, in the opinion of THE BANK.
b) As a result of judicial action, the assets of the business belonging to BORROWER and/or those assigned as guaranty favor of THE BANK are attached or seized or otherwise subjected to legal action.
c) BORROWER's financial situation is such that in THE BANK's opinion and at its sole discretion, it is advisable to close the line of credit.

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d)       Two (2) principal or service payments are in arrears.
e) Failure on the part of BORROWER to pay taxes, or social security installments in a fiscal period, or rental of its business establishment if appropriate, during the periods stipulated in the respective lease agreement.
f)       Default of any of the clauses of this agreement.
FOURTEENTH: BORROWER and SOLIDARY GUARANTORS, identified below, authorize THE BANK to transfer, assign or negotiate the balance of the credit and guaranties established in its favor in this document with any national or international financial institution or third party without prior notice.
FIFTEENTH: BORROWER states that it hereby constitutes commercial collateral in favor of THE BANK on its fixed-term deposit(s) in the amount of THREE HUNDRED THOUSAND DOLLARS (US$300,000) which it maintains in THE BANK, as well as on its successive increments and renewals. Said obligations are moreover guaranteed with the interest derived from the said deposit. BORROWER authorizes THE BANK to close said deposit and use the funds arising from its closure to cover said obligations, as deemed appropriate, even in the event that they are not in arrears and that the guaranteed obligations are not yet due. THE BANK is authorized to retain and renew this guaranty deposit under the same terms and conditions as it offers to its clients until such time as all obligations guaranteed by this deposit have been repaid in full and, if and when THE BANK should so desire, to credit the liquid product of this deposit, its interest and other credits to the payment of any of the obligations, with no need for formalities or specific steps.
SIXTEENTH: Upon request, BORROWER shall pay THE BANK all expenses and fees incurred by same in relation to the negotiation, implementation, steps before the notary, including legal or financial consultants' fees and expenses or of any other type which in the opinion of THE BANK, it may use to assist or advise it during preparation and throughout the duration of the credit to enforce or protect any term or condition of the agreement.
SEVENTEENTH: (BOND) At this point, DAVID DJEMAL HOMSANY, described above, personally appeared to act in his own name and representation and on behalf and in


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representation of the company named EZCONY INTERAMERICA, INC., a company duly incorporated and registered in the British Virgin Islands, being duly empowered for this act, as evidenced in the Minutes of the Special Stockholders' Meeting and stated that they hereby become the SOLIDARY GUARANTORS (hereinafter referred to as the SOLIDARY GUARANTORS) of BORROWER in favor of THE BANK, to guarantee payment of the sum of ONE MILLION DOLLARS (US$1,000,000), which is legal tender in the Republic of Panama, of principal, plus conventional or legal interest, commissions and performance of each and every one of the obligations assumed by BORROWER for the entire duration; this shall not be extinguished in whole or in part due to any act or omission of THE BANK, even if the essential or accessory terms, clauses and conditions are modified or any real or personal collateral is released, without the prior notice or consent of THE SOLIDARY GUARANTORS. It is understood that any extension or grace period granted by THE BANK to BORROWER does not extinguish THE SOLIDARY BOND established by THE SOLIDARY GUARANTORS, who openly consent that such extension or grace period does not exempt them from their obligation towards THE BANK, although for any reason THE BANK may not subrogate its rights and privileges. THE BANK may require THE SOLIDARY GUARANTORS to repay the guaranteed obligations, with no need to require payment made against BORROWER. It is also understood that THE SOLIDARY GUARANTORS expressly waive any notice that may correspond to them. Likewise, the SOLIDARY GUARANTORS renounce the domicile, the presentation, the benefit of exclusion and the notice of any document covered by this bond not having received due attention, the future requirement in case of arrears, steps pertaining to any executory process initiated based on this bond and accept that all court or out-of-court expenses, costs, lawyers' fees in relation to said process shall be for their sole account and that the sum sued shall serve as the basis for any public auction. This bond shall not be considered to be extinguished due to any act or omission of THE BANK, nor because THE BANK allowed BORROWER to default on its obligations or to fulfill them incompletely or differently from the agreed manner or it did not insist on full compliance with the obligations or did not exercise its respective contractual or legal rights in timely fashion.

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EIGHTEENTH: BORROWER and THE SOLIDARY GUARANTORS waive the steps for executory process and domicile in the event that THE BANK should need to resort to judicial collection of the obligations herein assumed and they agree that in case of public auction of their assets, they should serve as the basis for covering the suit, the sum owed plus the interest agreed upon and the corresponding expenses.
NINETEENTH: The fact that at some point in time THE BANK waives or fails to exercise one of its rights granted under this instrument, or expressly or implicitly abandons one of them does not mean that THE BANK may not in future exercise its right in whatever manner it should desire, since BORROWER and THE SOLIDARY GUARANTORS agree that such rights continue to be valid and unaffected throughout the duration of this agreement and its extensions, if any. If for any reason, one of the clauses of this agreement is declared null or invalid, this shall not affect the validity and enforceability of the remaining contents of this agreement.
TWENTIETH: The period of duration of the line of credit agreement which is herein entered into by THE BANK and BORROWER is one (1) year, as of the date on which the agreed period begins to be counted and it shall be understood to be automatically renewed unless communication to the contrary has taken place between THE PARTIES.
TWENTY-FIRST: THE BANK reserves the right to cut off the line of credit at any time if for any reason it deems it advisable; it shall notify BORROWER of this by special delivery letter. BORROWER may at any time terminate the respective accounts of the agreed letter of credit by repaying the outstanding balance at such date and notifying THE BANK in writing before such payment, of its desire to terminate the accounts.
TWENTY-SECOND: THE BANK states that it accepts all rights, liens and obligations which BORROWER and THE SOLIDARY GUARANTORS have established in its favor, as well as the bonds established in the terms described in this agreement. TWENTY-THIRD: BORROWER and THE SOLIDARY GUARANTORS state that they know and accept each and every one of the clauses and conditions of this agreement and undertake to faithfully comply with them.

JUAN ANTONIO NINO, for COLABANCO


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DAVID DJEMAL HOMSANY, for EZCONY TRADING CORP.
DAVID DJEMAL HOMSANY, SOLIDARY GUARANTOR
DAVID DJEMAL HOMSANY, for EZCONY INTERAMERICA, INC.,
SOLIDARY GUARANTOR